AMENDED AND RESTATED LETTER AGREEMENT

WHEREAS, The Symphony Wealth Management Group, LLC (the “Adviser”) and Unified Series Trust (the “Trust”) initially entered into a Letter Agreement dated as of November 30, 2005, pursuant to which the Adviser agreed to waive its fees and/or reimburse certain operating expenses of The Symphony Wealth Management Ovation Fund (the “Fund”) through November 30, 2007 (as hereby amended, the “Letter Agreement”); and

WHEREAS, the Letter Agreement did not reflect the agreement and understanding of the parties, or the practice of the parties after the Fund had commenced operations; and

WHEREAS, the parties hereto desire to amend the Letter Agreement to make it consistent with the agreement, understanding and practice of the parties.

NOW, THEREFORE, the parties hereby agree to amend and restate the Letter Agreement in its entirety, effective as of December 22, 2005:

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To:	Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the investment advisor to the Fund pursuant to a Management Agreement approved by the Board of Trustees on August 29, 2005 (the “Agreement”).

Effective as of December 22, 2005, we hereby agree to waive our advisory fees and/or reimburse the Fund’s operating expenses, but only to the extent necessary to maintain the Fund’s total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.95% of the average daily net assets of the Fund’s Class A shares and 2.60% of the average daily net assets of the Fund’s Class C shares, through November 30, 2007. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver and/or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the applicable expense limitation.

Very truly yours,

The Symphony Wealth Management Group, LLC

By:_____________________________
Chris Bach, Managing Member

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By:_____________________________
Anthony J. Ghoston, President